EXHIBIT 23.4

[Letterhead of Harpeth Capital Atlanta, LLC]

January 20, 2003

Board of Directors
HealthMont, Inc.
111 Penn Warren Drive
Suite 300-388
Brentwood, TN 37027

Ladies and Gentlemen:

We hereby consent to the inclusion of our opinion letter to the Board of Directors of HealthMont, Inc. (“HealthMont”) as Annex C to the proxy statement/prospectus of SunLink Health Systems, Inc. (“SunLink”) included in the Registration Statement on Form S-4 of SunLink relating to the proposed merger transaction between HealthMont and SunLink and reference thereto in such proxy statement/prospectus under the captions “Summary—Opinions of Financial Advisors” and “The Merger—Opinion of HealthMont’s Financial Advisor—Harpeth Capital Atlanta, LLC.” In giving this consent, we do not admit that we come within the category of persons whose consent is required under, and we do not admit that we are “experts” for purposes of, the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

/s/    Harpeth Capital Atlanta, LLC

HARPETH CAPITAL ATLANTA, LLC